Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 11
DATED DECEMBER 8, 2015
TO THE PROSPECTUS DATED FEBRUARY 17, 2015
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 11 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 17, 2015, as previously supplemented by Supplement No. 10 dated November 17, 2015 (which superseded and replaced all prior supplements). Unless otherwise defined in this Supplement No. 11, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Plan of Distribution

The following information is inserted at the end of the section captioned “Plan of Distribution,” which begins on page 204 of the prospectus.

Status of the Offering

The following table provides information regarding the total shares sold in our offering as of November 30, 2015.

	Shares	Gross Offering Proceeds ($) (1)	Commissions and Fees ($) (2)	Proceeds To Us, Before Expenses ($) (3)
Class A Shares
From our sponsor in connection with our formation (4):	8,000.000	200,000	–	200,000

Class A Shares sold in the offering:	155,536.081	3,659,000	110,599	3,548,401

Class A Shares sold pursuant to our distribution reinvestment plan:	–	–	–	–

Class A Shares purchased pursuant to our share repurchase program:	(–)	(–)	(–)	(–)
Total (Class A Shares):	163,536.081	3,859,000	110,599	3,748,401

Class T Shares
Class T Shares sold in the offering:	626.305	15,000	713	14,287

Class T Shares sold pursuant to our distribution reinvestment plan:	–	–	–	–

Class T Shares purchased pursuant to our share repurchase program:	(–)	(–)	(–)	(–)
Total (Class T Shares):	626.305	15,000	713	14,287
Total (Class A and Class T Shares):	164,162.386	3,874,000	111,312	3,762,688
(1)	Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.
(2)	Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.
(3)	Organization and offering expenses, excluding selling commissions and dealer manager fees, will not exceed 2.0% of the gross offering proceeds. These expenses include registration and filing fees, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses.
(4)	In connection with our formation, we sold 8,000 shares of our common stock to our sponsor for an aggregate purchase price of $200,000. These 8,000 shares were subsequently converted into Class A Shares.